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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20449



                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        COMMISSION FILE NUMBER: 0-26863

                            NICHOLS TXEN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                              2500 CORPORATE DRIVE
                           BIRMINGHAM, ALABAMA 35242
                                 (205) 437-6000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)



                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
              (TITLE OF CLASS OF SECURITIES COVERED BY THIS FORM)


                                      NONE
              (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH
                 A DUTY TO FILE REPORTS UNDER SECTION 13(A) OR
                                 15(D) REMAINS)

               PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE
                  APPROPRIATE RULE PROVISION(S) RELIED UPON TO
                 TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     Rule 12g-4(a)(1)(i)            [X]     Rule 12h-3(b)(1)(i)         [X]
     Rule 12g-4(a)(1)(ii)           [ ]     Rule 12h-3(b)(1)(ii         [ ]
     Rule 12g-4(a)(2)(i)            [ ]     Rule 12h-3(b)(2)(i)         [ ]
     Rule 12g-4(a)(2)(ii)           [ ]     Rule 12h-3(b)(2)(ii         [ ]
                                            Rule 15d-6                  [ ]


Approximate number of holders of record as of the certification or notice date:1


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         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Nichols TXEN Corporation. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




                                  Nichols TXEN Corporation

                                  Date:         October 4, 1999
                                  By:           /s/ Paul D. Reaves

                                  Officer Name: Paul D. Reaves
                                  Title:        Chief Executive


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